Exhibit 99.1

News

For Release March 4, 2004 6:30 a.m. Eastern Time www.procyte.com	Contact: Robert Benson ProCyte Corporation (425) 869-1239, X399 irinfo@procyte.com

ProCyte Announces 2003 Year End Results

Company Also Reports Significant Items Impacting Fourth Quarter

Redmond, Wash.—March 4, 2004—ProCyte Corporation (OTCBB: PRCY.OB), a company that develops and markets  skin care and therapeutic products for the dermatology, cosmetic surgery and spa markets, today announced its 2003 fourth quarter and full year results. The Company also reported that it recorded adjustments to fourth quarter 2003 earnings related to the estimated impairment of certain assets and for partial reversal of the valuation allowance on the net income tax asset related to the Company’s Federal income tax loss carry forward.

Current Operations

Total revenues for the fourth quarter of 2003 were $2.8 million, compared with $3.3 million in the same period last year. The lower revenue is attributable to the reduced shipments of ProCyte’s patented copper peptide compound during the quarter as a result of an unusually large order received from Neutrogena in the 2002 fourth quarter that was not repeated in 2003.  Shipments of copper peptide compound are dependent on customers’ production schedules and can fluctuate widely from period to period and are expected to do so in future periods. However, US product sales continued to improve in the 2003 fourth quarter increasing 10 percent over the prior-year quarter and 6 percent over the sequential 2003 third quarter.  In addition, royalties for the quarter were up 29 percent from $353,000 to $455,000 as a result of continued growth in worldwide Neutrogena revenue.

Total revenue for the year ended December 31, 2003 decreased by $1.2 million or 9 percent to $11.5 million as a result of the aforementioned reduction in copper peptide compound shipments in the fourth quarter and a continuing lack of orders from American Crew, which alone accounted for $931,000 of the annual decrease, resulting in a total decrease in copper peptide compound revenues of $1.5 million for the year.  US product revenues recovered during the second half of 2003 from the first half slump to finish even with 2002 at $7.1 million.  Royalty revenue for the year increased $294,000, or 21 percent to $1.7 million, which is all attributable to growth in worldwide Neutrogena revenue.

Operating expenses for the fourth quarter were $2.4 million an increase of 47 percent, or $777,000, which included a $750,000 expense related to the asset impairment discussed below. Such total operating expense for the quarter, excluding the impairment recognized, increased by 2 percent over the 2002 quarter.  Within this increase, sales and marketing expenses increased 11 percent over the 2002 fourth quarter reflecting higher 2003 period commissions on improved product sales results and increased marketing expenses in support of new sales efforts.  This increase was mostly offset by a 14 percent decrease in general and administrative expenses, primarily from significantly lower incentive compensation expenses in 2003.

Operating expenses for the full year of 2003 were $8.4 million, an increase of 28 percent, or $1.8 million, which included $770,000 of expenses related to the development, production and test marketing of an Infomercial and $750,000 related to the asset impairment.  Such total operating expenses, excluding the Infomercial expenses and impairment recognized in 2003, increased 5 percent for the year. The year over year expense increase is primarily related to salary and benefit increases due to higher headcount and increased compensation, advertising and sales support expenses, which were mostly offset by a decrease in incentive compensation expense.

“Our 2003 operating results were heavily impacted by the investment we made in the Infomercial and, to a lesser but still significant amount, by poor results from certain partners and the negative impact the general economic uncertainty had on our core business the first half of 2003,” said Jack Clifford, President and CEO.  “On a more positive note, we are very pleased that product sales began improving in the third quarter and increased both sequentially and comparatively in the fourth quarter allowing us to end the year with our core business back even with the prior year.”

Net Earnings

Net earnings for the fourth quarter and year ended December 31, 2003 were $6.8 million or $0.43 per fully diluted share and $7.2 million, or $0.45 per fully diluted share, respectively.  As described below, ProCyte has recognized an income tax benefit related to the reversal of a portion of its valuation allowance to properly reflect its deferred tax asset related to the estimated future benefit of net operating tax loss carry forwards more likely than not to occur of $ 7.10 million, or $0.45 per fully diluted share and $7.08 million, or $0.44 per fully diluted share for the quarter and year ended December 31, 2003, respectively.  In addition, ProCyte has recognized an impairment expense of $750,000, or $0.05 per fully diluted share and $750,000, or $0.05 per fully diluted share for the quarter and year ended December 31, 2003, respectively, which is described below.  Such net earnings for 2003, excluding the $770,000 Infomercial expense, $750,000 asset impairment and the income tax benefit of $7.1 million, would have been $1.6 million.

“Considering all the events that occurred during the year that impacted our results, our cash flow from operations was strong. We expect fourth quarter earnings, net of the effects of the impairment and tax adjustments, to be representative of the earnings that we can deliver with our base business. The anticipated addition of net earnings from the spa distribution segment is expected to increase these earnings,” commented Mr. Clifford,  “Our solid balance sheet and positive operating cash flow have allowed us to pursue the licensing opportunity with the Dramatic Relief™ rosacea products and complete the acquisition of the spa distribution business for cash.  We believe we are well positioned with strong brands in the growing dermatology and spa markets to be more successful in the future.”

Deferred Tax Asset

ProCyte also announced that in the fourth quarter of 2003, it has recognized an income tax benefit related to a reversal of a portion of its valuation allowance to properly reflect its deferred tax asset related to the estimated future benefit of net operating tax loss carry forwards more likely than not to occur, resulting in a non-cash increase in net income of approximately $7.1 million, or approximately $0.45 per fully diluted share. As required by Statement of Financial Accounting Standards No. 109 (FAS 109), the Company should reflect a tax asset on its balance sheet for previously experienced net operating losses when it is “more likely than not” that they will be realized on future tax returns. The deferred tax assets primarily represent the estimated future income tax benefit of net operating losses (NOL’s) that the Company has incurred since inception.

Until the fourth quarter of 2003, ProCyte provided a full valuation allowance against its deferred tax assets. Based upon a recent review of historical operating performance and ProCyte’s expectation that it can generate sustainable consolidated net income for the foreseeable future, the Company now believes it is more likely than not that a portion of these deferred tax assets will be utilized.

Based on this expectation, ProCyte will begin to reflect income tax expense for financial reporting purposes. As required by FAS 109, the income tax expense for future earnings reports is expected to be based on a combined federal and state rate of approximately 34 percent.  While this income tax expense will reduce net income, it is important to note that other than required alternative minimum tax (AMT) and certain state tax payments, no cash taxes are expected to be paid until the tax carry forwards have been fully utilized.

Asset Impairment

In late January 2004, the General Partner of Emerald Pharmaceutical LP, informed us that Emerald had experienced significant customer imposed delays in current and expected contracts and therefore revenues from the remaining near term contract manufacturing orders were not going to provide sufficient cash to last beyond the current quarter. After an extensive review of the options available, including approaching current customers to help provide funding, it was decided in early February 2004 that Emerald would cease operations, terminate the remaining employees and seek partners to operate or purchase the facility.

ProCyte has a $2.0 million secured note receivable from Emerald on which it received monthly interest through December 2003, subleases a portion of the facility to Emerald, owns leasehold improvements in the subleased facility and has a small equity interest in the limited partnership. Generally Accepted Accounting Principles (GAAP) requires that management of the Company assess the impact Emerald’s financial condition and uncertain future will have on the value of the assets, the collectability of the secured note and the near term loss of sub lease revenue on the Company’s financial statements.  ProCyte is working directly with Emerald’s general and limited partners to ensure that its collateral on the note is protected, to ensure that the facility is properly maintained and to provide any assistance needed in marketing the facility to prospective partners.  If Emerald is unsuccessful in returning to operations, ProCyte management believes that the facility has significant value to other contract manufacturing organizations and biotechnology companies and can be re-leased or re-sold after an appropriate marketing period.

After review of the facts currently available, management has determined that it is probable that certain assets have been impaired and that a liability has been incurred related to a portion of lease rentals with no estimated future economic benefit.  Therefore, the Company has recorded a charge to fourth quarter 2003 earnings of $750,000, or $0.05 per share.

A conference call has been scheduled for 11am Eastern time today to discuss this announcement and answer questions. To participate, please dial 800-294-4202 participant code 39046#, five to ten minutes before the call is scheduled to begin. If you are unable to participate in the live call, a replay will be available from March 4 to Monday, March 8 between 8:00 am and 9:00 pm Eastern time. To listen to the replay, dial 888-844-1786 participant code 152021#.

ProCyte Corporation develops and markets products based on its patented, clinically proven copper peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena, a Johnson & Johnson company. ProCyte’s products include Neova®, VitalCopper™, Simple Solutions® and AquaSanté® Skin Care products; Complex Cu3® Post-Procedure Skin Care; GraftCyte® Hair Transplant Care; and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology for medical and spa markets in the U.S., Canada and Puerto Rico.  Additional information is available by visiting the Company’s website at www.procyte.com.

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This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

ProCyte Corporation

Summary Financial Information

(in 000’s except per share amounts)

	Three months ended December 31,		Year ended December 31,
Statements of Operations Data:	2003	2002	2003	2002
REVENUES
Product sales	$2,382	$2,952	$9,863	$11,356
Licenses, royalties and other	455	353	1,675	1,381
Total revenues	2,837	3,305	11,538	12,737

Cost of product sales	724	1,398	3,201	4,706
Gross Profit	2,113	1,907	8,337	8,031

OPERATING EXPENSES
Marketing & selling	902	811	4,139	3,090
General, research & administrative	765	829	3,496	3,471
Loss related to impairment of assets	750	—	750	—
Total costs and expenses	2,417	1,640	8,385	6,561

OPERATING INCOME (LOSS)	(304)	267	(48)	1,470

Interest & other income	35	57	194	199

Net income (loss) before tax	(269)	324	146	1,669
Income tax benefit	7,100	—	7,082	—

Net Income	$6,831	$324	$7,228	$1,669

Net income per share
Basic	$0.43	$0.02	$0.46	$0.11
Diluted	$0.43	$0.02	$0.45	$0.10

Shares used in per share computation
Basic	15,783	15,732	15,767	15,710
Diluted	15,975	16,019	15,997	16,179

Balance Sheet Data:	December 31, 2003	December 31, 2002
Cash and cash equivalents	$3,796	$4,556
Accounts receivable, net of allowance	1,336	1,328
Inventory	2,942	1,718
Property and equipment, net	541	1,286
Intangibles, net	3,212	2,903
Other assets	8,176	2,298
Total Assets	$20,003	$14,089

Total liabilities	$898	$2,271
Stockholders’ equity	19,105	11,818
Total Liabilities and Stockholders’ Equity	$20,003	$14,089